Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNLINK HEALTH SYSTEMS COMMENTS ON UNSOLICITED OFFER

Atlanta, October 12, 2005 — SunLink Health Systems, Inc. (AMEX:SSY) today received an unsolicited offer from North Atlantic Value, LLP and its affiliates to acquire SunLink in a transaction in which SunLink stockholders would receive $10.25 per share in cash. SunLink’s management, board of directors and professional advisors will evaluate the offer. A response will be issued when the evaluation is completed. The offer is stated to be subject to due diligence and satisfaction of customary conditions. In the meantime, there is no action for shareholders to take.

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.